Exhibit 99.1

THE BON-TON STORES, INC. ANNOUNCES FIRST QUARTER OF FISCAL 2013 SALES AND ADJUSTED EBITDA GUIDANCE

The Bon-Ton Stores, Inc. (NASDAQ: BONT) (the “Company”) is providing the following information prior to the Company’s customary earnings release for its fiscal first quarter.

Comparable store sales for the first quarter of fiscal 2013 increased 1.2% over the first quarter of fiscal 2012. Total sales increased 1.0% to $646.9 million, compared with $640.8 million for the first quarter of fiscal 2012. The Company is providing Adjusted EBITDA (see Note 1) guidance for the first quarter of fiscal 2013 in a range of $13 million to $15 million and, as previously disclosed, full-year fiscal 2013 Adjusted EBITDA guidance in a range of $180 million to $200 million.

Brendan Hoffman, President and Chief Executive Officer, commented, “We are pleased with our comparable store sales results in the first quarter, particularly in light of the unfavorable impact of winter storms, flooding and colder than normal temperatures throughout the quarter. In spite of the weather, which we believe ultimately reduced our total and comparable store sales, this performance reflects ongoing sequential improvement in our comparable store sales trend. We also saw increased penetration of proprietary credit card sales due to concentrated efforts to drive this business.”

The Company has not completed its normal quarter-end closing and review procedures and/or adjustments, and as such there can be no assurance that the Adjusted EBITDA guidance provide above will not differ from the final released results for the first quarter of fiscal 2013. This preliminary information should not be viewed as a substitute for full interim financial statements prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), could change materially and is not necessarily indicative of the final results to be achieved for the first quarter of fiscal 2013 or any future period.

Financial results for the first quarter of fiscal 2013 are scheduled to be released Thursday, May 23, 2013. The Company’s quarterly conference call to discuss the financial results will be broadcast live over the Internet on May 23, 2013 at 10:00 am eastern time. To access the call, please visit the investor relations section of the Company’s website at http://investors.bonton.com. An online archive of the broadcast will be available within one hour after the conclusion of the call.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 272 department stores, which includes 11 furniture galleries, in 24 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson’s, Elder-Beerman, Herberger’s and Younkers nameplates. The department stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to: risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company in a number of ways, including the potential write-down of the current valuation of intangible assets and deferred taxes; risks related to the Company’s proprietary credit card program; potential increases in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses, including initiatives to reduce expenses and improve efficiency; operational disruptions; unsuccessful marketing initiatives; the failure to successfully implement our key strategies, including initiatives to improve our merchandising, marketing and operations; adverse outcomes in litigation; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purpose; the impact of regulatory requirements including the Health Care Reform Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; and the financial condition of mall operators. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

Note 1: As used in this release, Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, including amortization of lease-related interests, and loss on exchange/extinguishment of debt. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present Adjusted EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses Adjusted EBITDA internally to compare the profitability of our stores. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. Adjusted EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor & Public Relations
mkerr@bonton.com